AMENDMENT TO

SHARE PURCHASE AGREEMENT

This Amendment to Share Purchase Agreement (this “Amendment”) is made as of November 7, 2013], between SurePure, Inc., a Nevada corporation (the “Corporation”), and Trinity Asset Management International Limited, a company formed under the laws of Mauritius (Company Number: C49926 C1/GBL) (the “Purchaser”), and amends the Share Purchase Agreement (the “Share Purchase Agreement”), dated as of September 19, 2013, between the Corporation and the Purchaser. Capitalized terms used in this Amendment without definition shall have the respective meanings given them in the Share Purchase Agreement.

WHEREAS, the Share Purchase Agreement provides for the Purchaser to purchase an aggregate of 900,000 Shares at certain times during the period ending March 25, 2014; and

WHEREAS, the Purchaser and the Corporation have agreed that (i) the schedule for the purchase of the initial 360,000 Shares (the “Initial Shares”) and the Committed Shares shall be modified such that the purchase and sale of all 900,000 Shares to be purchased and sold under the Agreement shall occur on such dates during the period ending March 25, 2014 as the Corporation and the Purchaser shall agree and (ii) the Purchase Price for the Initial Shares shall be modified to permit the Corporation to receive greater consideration for the Initial Shares.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Corporation and the Purchaser hereby agree as follows:

1.                  Section 1.1 of the Share Purchase Agreement is amended to delete the definitions of “Committed Shares,” “Commitment Amount,” “First Closing,” and to amend and restate the definitions of “Closing” and “Closing Date” to read as follows:

“Closing” means each purchase of the Shares by the Purchaser and each sale of the Shares by the Corporation under the terms of Sections 2.1 and 2.2.

“Closing Date” means each date on which a Closing shall occur.

2.                  Sections 2.1, 2.2, 2.3 and 2.4 of the Share Purchase Agreement are amended and restated in full to read as follows:

“2.1 Closings. Upon the terms and subject to the conditions set forth herein, the Corporation will sell, and the Purchaser will purchase, Shares for the Purchase Price for the Shares to be purchased and sold. The Shares will be purchased and sold from time to time during the period ending 5:00 PM New York City time on March 25, 2014 on such dates as the Purchaser and the Corporation shall agree following not less than five (5) Business Days’ notice from the Purchaser in each instance that it is prepared to purchase a fixed number of Shares from the Corporation on a specific date. At each Closing, (a) the Purchaser shall deliver the Purchase Price times the number of Shares that the Purchaser has notified the Corporation that it will purchase at such Closing to the Corporation in United States dollars and in immediately available funds wired in accordance with wire transfer instructions that the Corporation shall provide to the Purchaser in writing at least three (3) Business Days prior to the Closing Date and (b) within ten (10) Business Days following receipt of the Purchase Price therefor, the Corporation shall send the Shares purchased on the Closing Date to the Purchaser at its address set forth on the execution page to this Agreement. Upon satisfaction of the conditions set forth in Section 2.3, each Closing shall occur at the Corporation’s office at 405 Lexington Avenue, 25th Floor, New York, NY 10104 or such other location as the parties shall mutually agree. Time shall be of the essence in connection with the performance of all obligations to be performed at each Closing.

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Shares to be purchased at each Closing shall be the greater of (i) $1.00 per share and (ii) 92% of VWAP for the twenty (20) Trading Days ending on the third (3rd) Trading Day prior to the Closing Date.

2.3 Closing Conditions.

(a) The obligations of the Corporation under this Agreement in connection with each Closing are subject to the following conditions being met:

(i) the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date referred to therein, in which case they shall be accurate as of such date); and

(ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed.

(b) The obligations of the Purchaser under this Agreement in connection with each Closing are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Corporation contained herein (unless as of a specific date referred to therein, in which case they shall be accurate as of such date); and

(ii) all obligations, covenants and agreements of the Corporation required to be performed at or prior to the Closing Date shall have been performed.

2.4 Liquidated Damages. Unless excused by the failure of the Corporation to satisfy any condition set forth in Section 2.3(b), if the Purchaser fails to purchase and pay in full for the Shares by 5:00pm New York City Time on March 25, 2014, the Purchaser shall pay the Corporation on demand by the Corporation the excess of $900,000 over the aggregate amount paid to the Corporation by the Purchaser at any Closings that have been completed. This amount is not a penalty but represents a reasonable approximation and liquidation of the damages suffered by the Corporation in reliance on the unperformed obligations of the Purchaser and is not paid as a subscription for Shares.”

3.                  Except as set forth in this Amendment, the terms and conditions of the Share Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first written above.

SUREPURE, INC.

By:	/s/ Stephen M. Robinson
Name: Stephen M. Robinson
Title: Chief Financial Officer

TRINITY ASSET MANAGEMENT INTERNATIONAL LIMITED

By:	/s/ Patrice La Hausse de Lalouvière
Name: Patrice La Hausse de Lalouvière
Title: Director